Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ADDS THREE SURGERY CENTERS IN TEXAS

The Addition of Two of the Facilities Extends Partnership
with Baylor Health Care System to 17 Surgical Facilities

Dallas, Texas (June 18, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it has acquired two operational surgery centers and one facility under construction.  Of the three centers, two are located in Dallas, Texas, and are affiliated with Baylor Health Care System, and the third is located in Austin, Texas.

The Company announced that it added two facilities to its partnership with the Baylor Health Care System.  The first surgical facility, located in Dallas, is an operational multispecialty facility with four operating suites.  The second facility, located in a suburb of Dallas, is currently under construction.

The Company also acquired a multispecialty facility with three operating suites in Austin, Texas.  This facility is the Company’s 22nd in Texas and its first in the Austin market.

Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We’re excited about these three new surgical facilities, which continue to expand our presence in Texas and further strengthen our relationship with Baylor Health Care System.”

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 68 surgical facilities in the United States, Spain and the United Kingdom.  Of these, 28 domestic facilities are jointly owned with 12 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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